Exhibit 10.9

Agreement

Made and entered into on the ___ day of October, 2019

Between

Meat-Tech 3D Ltd.
(formerly Ophectra Real Estate and Investments Ltd.)
Company No.: 520041955
of 18 Einstein Street, Nes Ziona
(hereinafter: Meat-Tech)
of the first part;

and

Ophectra Cannabis Ltd.
Company No.: 516155371
of 18 Einstein Street, Nes Ziona
(hereinafter: Ophectra)
of the second part;

and

Therapin Ltd.
(formerly Hi-Pharma Ltd.)
Company No.: 515725000
of Kibbutz Ramat Menashe
(hereinafter: Therapin)
of the third part;

Whereas
on June 26, 2019 the Parties engaged in an agreement under which they agreed to close a two stage transaction (the “Original Transaction”), as follows: Stage 1 - investment of a total amount of NIS 7,250,000 (“Investment Amount”) by Meat-Tech in the share capital of Therapin, and Stage 2 - merger between Meat-Tech and Therapin, by way of exchange of shares between Meat-Tech and the existing shareholders of Therapin (the “Original Agreement”);  and

Whereas
Stage 1 of the Original Agreement was executed and as part thereof, at the request of Meat-Tech, all the shares that Meat-Tech was eligible to receive (namely, 4,148 ordinary shares of Therapin) (the “Ophectra Shares”) were allotted to Ophectra in return for the investment of the Investment Amount in the share capital of Therapin that was previously carried out by Meat-Tech; and

Whereas	on September 26, 2019 the Parties signed an agreement under which they agreed to cancel Stage 2 of the Original Transaction and not complete the merger between them; and

Whereas
the Parties now agree to cancel the Original Agreement completely, including Stage 1 of the transaction and as part of such cancellation Ophectra Cannabis will return all the Ophectra Shares to Therapin, and Therapin will return the Investment Amount, and all in accordance with the provisions of this Agreement;

       Now, therefore, it is hereby agreed, stipulated and declared between the Parties as follow:

1.	The Preamble to this Agreement constitutes an integral part of it. Headings of the sections are for the sake of convenience only and will not be used for the purpose of interpretation

2.	At the signing of this Agreement, the actions as set out below will be executed and these provisions will take effect and the Parties undertake to act in accordance thereto, unconditionally -

2.1.
Ophectra will return to Therapin all the Ophectra Shares, which will be clear and free of any claim, debt, foreclosure, lien, pledge and any other third party right, or rights option of any kind and of any preemptive rights, right of first refusal and tag-along rights of shareholders of Therapin, and Ophectra will sign any document required for the foregoing action to take effect.

2.2.
Meat-Tech will hand Therapin a letter of resignation signed by the director appointed by Meat-Tech in which the director will announce his resignation from the office of director of Therapin, effective immediately.

3.	With regard to cancellation of Stage 1 of the transaction in the Original Agreement, Meat-Tech will be eligible for reimbursement pursuant to and subject to the following provisions -

3.1.	A total amount of NIS 40,000 will be paid on the date of signing the Agreement ("the First Installment");

3.2.	Commencing January 8, 2020 and thereafter, during a period of 119 months ("the Effective Period"), an amount of NIS 40,000 will be paid on the 1st of every month ("the Monthly Installment");

3.3.
It is hereby clarified that, despite any conflicting provision, any delay of up to 90 days in the payment of a Monthly Installment for any good reason (“Grace Period"), during the Effective Period, will not be deemed a breach of the Agreement on the part of Therapin. Three Grace Periods will be permitted throughout the term of the Agreement, but will not be permitted for more than two consecutive payments, and the total cumulative number of days of grace throughout the Effective Period will not exceed 270 days.

For the purposes of this section, "good reason" means - any cash flow issues or difficulty encountered by Therapin and/or solvency problem.

3.4.	The Installments will not bear any interest and/or linkage.

3.5.
If, during the Effective Period, Therapin completes (a) a public issue of Therapin shares as part of an IPO under which Therapin raises public funding; or (b) a merger with a public company under which it will be acquired 50.01% or more of Therapin's shares against the shares of the acquiring company ("Merger"); (c) a sale of the majority of Therapin's assets; (d) an IPO of the shares of a subsidiary of Therapin or a merger (as defined above) of a subsidiary of Therapin whereby the subsidiary will become a public company or a subsidiary of a public company (each of the events described above and below: an “Exit Event"), then before the completion of such Exit Event, Therapin will notify Ophectra of the anticipated Exit Event ("Therapin Notice") and Ophectra will be given 21 Days to notify Therapin which of the options set out below it seeks to implement ("Ophectra Notice") and Therapin will act in accordance with Ophectra's request, as follows:

3.5.1.	Ophectra will be paid, in cash, the outstanding balance of the investment that has not yet been repaid to Ophectra by that date ("the Outstanding Balance"); or

3.5.2.
In the event of a Therapin Merger or listing of Therapin shares or a merger or issue of the shares of a subsidiary, as set out in section 3.5 (d) above, the Outstanding Balance will be converted to shares of Therapin or shares of the acquiring company (in the event of a merger), i.e. of the company that has become a public company, whereby the number of shares to be allotted to Ophectra, as the case may be, will be determined as a ratio between the Outstanding Balance and the share price of Therapin or the subsidiary, accordingly, that will be fixed in the issue or the share price of the acquiring company that will be fixed for the purpose of such merger (in the event of a merger); or

3.5.3.
It is hereby clarified that, notwithstanding any conflicting provision, in the event of a merger-type Exit Event (section 3.5(b) above) or merger and/or IPO of a subsidiary (section 3.5(d) above), under which the cash component received by Therapin or its shareholders is less than the Outstanding Balance (the “Cash Amount Received”), then Ophectra will be entitled to reimbursement in cash of an amount equivalent to 14.7% of the Cash Amount Received (the “Cash Amount paid to Ophectra”) and the difference between the Outstanding Balance and the Cash Amount paid to Ophectra, will be reimbursed by converting it to shares as set out in section 3.5.2 (i.e., conversion of the foregoing difference into shares of the public company).

3.5.4.
Therapin undertakes that until the repayment of the Outstanding Balance,Therapin’s operations will be carried out by Therapin and/or its subsidiaries, and in the event of an Exit Event, the foregoing provisions will apply.

3.5.5.
In the event that a Therapin Notice has been issued but an Ophectra Notice is not given in time, Therapin may decide how to repay the Outstanding Balance, according to one of the options set out in section 3.5.2 or 3.5.3 above.

3.6.
If, by the end of the Effective Period, Therapin has not completed any of the transactions as set out in section 3.5 above, then the repayment of the Outstanding Balance will be put on hold and postponed and the Outstanding Balance will be repaid only subject to and after Therapin completes an Exit Event (as this term is defined above), when the provisions of section 3.5 above will apply. In the event that, after the Effective Period, a distributable surplus balance is generated by Therapin, Therapin will reimburse Meat-Tech an amount equivalent to14.74% of surplus balance, and this as reimbursement on account of the Outstanding Balance (but in any case, no more than the Outstanding Balance).

3.7.
In the event that, during or subsequent to the Effective Period, Therapin distributes a dividend to all its shareholders, and on that date, there is a remaining Outstanding Balance, Therapin will pay Meat-Tech an amount equivalent to 14.74% of the dividend distributed to shareholders as reimbursement on account of the Outstanding Balance (but in any case, no more than the Outstanding Balance).

3.8.
Meat-Tech is entitled to call for immediate repayment of the Outstanding Balance in the occurrence of one or more of the following cases: if Therapin adopts a resolution regarding voluntary liquidation or a creditors' settlement in accordance with the Insolvency and Economic Rehabilitation Law; if a final liquidation order is issued against Therapin; if a temporary liquidator has been appointed or if a receiver has been appointed for all of Therapin's assets, and such appointment is not revoked within 60 days.

3.9.
During the Effective Period, Therapin will continue to pay the salaries and remunerations due to all of Therapin's employees, contractors and service providers, but Therapin will not pay a management fee to its shareholders or management in addition to the salary due to them. In the event that, after the Effective Period, the salaries paid to Therapin officers who are also shareholders, will exceed the amount of NIS 100,000 per month, then, Therapin will pay Meat-Tech, on account of the Outstanding Balance, an amount equivalent to 14.7% of any amount over such foregoing NIS 100,000, and this as reimbursement on account of the Outstanding Balance (but in any case no more than the Outstanding Balance).

4.
Both Ophectra and Meat-Tech hereby declare that execution of the repayments, in accordance with and subject to the provisions of section 3 above, concludes, absolutely, finally and fully the right of both Ophectra and Meat-Tech to reimbursement in respect of the cancellation of Stage 1 of the transaction under the Original Agreement; and this with respect to the return of all of the Ophectra Shares to Therapin, and with respect to all rights arising from or attached thereto, and with respect to the performance of all the obligations of Ophectra and Meat-Tech under this Agreement, without exception, including the waiver of claims as stipulated in this Agreement.

For the avoidance of any doubt, it is hereby clarified that, notwithstanding any conflicting provision, Meat-Tech's eligibility for reimbursement is solely according to the provisions of section 3 above and that in the event that the amount of reimbursement that Meat-Tech will receive will in practice be less than the amount of the investment, Meat-Tech will have no cause for claim, rights and/or demand whatsoever, other than as a result of a breach of the provisions of this Agreement.

5.	It is hereby clarified that, notwithstanding any conflicting provision, immediately upon the signing of this Agreement forward -

5.1.
the Original Agreement, with all its provisions and appendices, is null and void, for all intents and purposes, and it is no longer valid and none of the parties to the Original Agreement will be liable for any obligations whatsoever under the Original Agreement, nor will they be entitled to any rights under the Original Agreement.

5.2.
Meat-Tech and/or Ophectra do not have and will not have any rights with regard to Therapin and/or Therapin’s operations and/or the Ophectra Shares and/or their equivalence and/or their value and/or anything related to Therapin and/or to the Ophectra Shares and/or any other shares of Therapin, other than Meat-Tech's right to reimbursement, in accordance with and subject to section 3 above; and all in accordance with and subject to the provisions of this Agreement.

6.	Meat-Tech and Ophectra hereby declare and undertake, jointly and severally, as follows -

6.1.	Ophectra is the legal and registered owner and sole holder of all Ophectra Shares.

6.2.	Ophectra Shares are free and clear of any debt, liability, foreclosure, lien, option, right of refusal, preemptive right, pledge and/or any other third party rights whatsoever.

6.3.
Neither Ophectra and/or Meat-Tech has given any person and/or any other entity and/or any third party, directly and/or indirectly, any right regarding Ophectra Shares and/or with respect to them, including a right or option to purchase them, and there is no commitment whatsoever by Ophectra and/or Meat-Tech to sell and/or transfer the Ophectra Shares to any third party.

6.4.	Neither Ophectra and/or Meat-Tech have undertaken, pledged or represented or created any obligation to any third party, with regard to and/or on behalf of Therapin.

6.5.
They each have the full power and authority to sign this Agreement and to comply with all their obligations in full and on time, as provided therein. They have each obtained all the necessary decisions required by any law and/or their documents of incorporation for the purpose of engaging in this Agreement and fulfilling their obligations thereunder, including the due approval by the board of directors of Meat-Tech and Ophectra to sign this Agreement and execute the transaction thereunder. The engagement of both Ophectra and Meat-Tech in this Agreement and the fulfillment of their obligations is not subject to approval or consent of any authority and/or any third party and the obligations of Ophectra and Meat-Tech to fulfill this Agreement in full are effective immediately upon signing.

6.6.
There is no other restriction, prohibition or other impediment, whether by law or contract, against the engagement of Ophectra and Meat-Tech in this Agreement and/or against the return of all the Ophectra Shares to Therapin.

6.7.
The engagement of Ophectra and Meat-Tech in this Agreement and compliance with all their obligations thereunder do not constitute any violation and do not conflict in any way with the documents of incorporation of Ophectra and/or of Meat-Tech and/or any agreement to which they are party and/or the provisions of any law.

7.	Therapin hereby declares and undertakes as follows:

7.1.
it has the full power and authority to sign this Agreement and to comply with all its obligations in full and on time, as provided therein. It has obtained all the necessary decisions required by any law and/or their documents of incorporation for the purpose of engaging in this Agreement and fulfilling its obligations thereunder, including the due approval by its board of directors to sign this Agreement and execute the transaction thereunder. Therapin’s engagement in this Agreement and the fulfillment of its obligations is not subject to approval or consent of any authority and/or any third party and Therapin’s obligations to fulfill this Agreement in full are effective immediately upon signing.

7.2.
There is no other restriction, prohibition or other impediment, whether by law or contract, against Therapin’s engagement in this Agreement and/or against the return of all the Ophectra Shares to Therapin.

7.3.
Therapin’s engagement in this Agreement and compliance with all its obligations thereunder does not constitute any violation and does not conflict in any way with Therapin’s documents of incorporation and/or any agreement to which it is party and/or the provisions of any law.

7.4.
Therapin will allow an external and independent accountant, no more than once a year, access to its documents and only to the extent necessary to reasonably provide the information required for that accountant to verify that Therapin has complied with its obligations under the provisions of the Agreement.

8.	Confidentiality

8.1.
Each party undertakes to confidentiality of any secret information, or information that by its nature is confidential, that it received from another party to this Agreement, not to provide such information to any other entity and/or person, directly or indirectly, and not to use it in any manner, directly and/or indirectly.

8.2.	The duty of confidentiality will not apply to information that is public domain or that has become public domain, and that does not constitute a breach by the receiving party.

8.3.
Without derogating from the foregoing, and pursuant to the provisions of the law, Meat-Tech may publish the details of this Agreement as part of its immediate reports, only in a manner and to the extent as required to comply with the legal provisions applicable to it. Meat-Tech undertakes that it will not publish any information whatsoever, until it has presented the wording of the report to Therapin and received its approval for the content of the report. As long as Meat-Tech's shares are traded on the TASE, it will be eligible to receive information from Therapin, and Therapin will cooperate in this matter, and this only for complying with the reporting obligations that will be imposed by law on Meat-Tech, as a creditor.

9.	Declarations of the Parties

9.1.
Each Party hereby declares and undertakes, definitively and unconditionally, that as from the date of signing of this Agreement forward, it has no and will not have any claims, demands and/or rights, of any kind and form, against any of the other parties to the Original Agreement and/or against the shareholders, partners and/or directors and/or officers and/or anyone acting on their behalf and/or their employees, with respect to and/or in connection with the Original Agreement, including and without exception, with respect to the termination and/or cancellation and/or execution and/or non-execution and/or non-conclusion of the Original Agreement and/or anything concerning any of the foregoing issues. If a Party had any cause or claim against any other party to the Original Agreement, its shareholders, partners and/or directors and/or officers and/or anyone acting on their behalf and/or their employees, then by signing this Agreement, it waives them finally, fully and absolutely. Both Ophectra and Meat-Tech waive, definitively, unconditionally and irrevocably, all their rights under the Original Agreement and/or Therapin's articles of association and/or under any agreement or other document signed between the Parties or with any of them. Furthermore, both Ophectra and Meat-Tech waive any rights in respect of Therapin, the Therapin Shares and any right related to Therapin, its operations and/or its shares. It is hereby clarified that in the event of a breach of this Agreement by one of the Parties, its only right is the enforcement of this Agreement and it is clarified that Meat-Tech and Ophectra are not entitled to and cancellation remedy and that Meat-Tech’s only right is to receive the Outstanding Balance with the addition of legal fees and court costs incurred due to any legal proceeding by Meat-Tech for the purpose of collecting the Outstanding Balance.

10.	Miscellaneous

10.1.	In the event of any discrepancy or inconsistency between any of the provisions of this Agreement and any of the provisions of the Original Agreement, the provisions of this Agreement will prevail.

10.2.
Each Party undertakes to produce any certificate, to sign any document and to take any action that it is required to produce or perform to give effect to the provisions of this Agreement and its execution.

10.3.
This Agreement reflects and expresses all that is agreed between the Parties with regard to the transactions set out therein and it supersedes any agreement, arrangement, negotiations and talks conducted by the Parties prior to signing.

10.4.	Each Party will bear the taxes applicable to it under any law in respect of this transaction, if and to the extent applicable.

10.5.
Any extension, amendment, addendum or other modification to this Agreement will be made in writing and will be signed by Meat-Tech and Therapin, and and in any case will not constitute a precedent for other cases. If a Party to this Agreement fails to exercise or delays the exercise of its rights arising from or with respect to this Agreement, this will not be construed as a waiver of these rights or as a notice on its part or as any precedent whatsoever, both with respect to an event with regard to which such Party had the opportunity to exercise such rights and with regard to any other event.

10.6.
Any notice sent by one Party to another to the addresses as set out in the preamble to this Agreement, or to any another address that the other Party has given in writing, will be deemed as received by the Party addressed three days after dispatch by registered mail, and if delivered by hand - at the time of delivery, and if sent by fax or by email - on the first business day after it is sent.

In witness whereof, we have hereunto set our hands:

/s/ Shmuel Levi	/s/ Shmuel Levi	/s/ Therapin Ltd.
Ophectra Cannabis Ltd.	Meat-Tech 3D Ltd.	Therapin Ltd.